Code Of Ethics and Securities Trading Policy

12th Street Asset Management Company, L.L.C.

I.	INTRODUCTION

This Code of Ethics and Insider Trading Policy (the “Code”) establishes the standards of conduct and professionalism expected of the Supervised Persons of 12th Street Asset Management Company, LLC (“12th Street”). The Code covers all Supervised Persons, as defined in Section II. The Code is designed to:

•	Educate Supervised Persons about the Firm’s expectations regarding the Supervised Person’s conduct and educate Supervised Persons about the laws and principles governing their conduct;

•	Protect the Firm’s clients;

•	Instill in Supervised Persons that they are fiduciaries, in a position of trust, and must act with complete propriety and in the best interests of clients at all times;

•	Protect the interests of clients by deterring misconduct by Supervised Persons of the Firm;

•	Protect the reputation of the Firm;

•	Guard against violation of the securities laws; and

•	Establish procedures for Supervised Persons to follow in order to comply with the fiduciary and ethical principles espoused by the Code.

II. DEFINITIONS

Advisers Act means the Investment Advisers Act of 1940, as amended.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. Supervised Persons must provide a copy of their Automatic Investment Plan to the CCO and obtain approval prior to its institution.
Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act. Under Rule 16a-1(a)(2), beneficial owner means any person who, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect pecuniary interest in any security. Although the list is not exhaustive, a Supervised Person would be the beneficial owner of the following:

1.	Securities held in the Supervised Person’s own name;
2.	Securities held with another in joint tenancy, as tenants in common, as tenants by the entirety or in other joint ownership arrangements;
3.	Securities held by a bank or broker as a nominee or custodian in the Supervised Person’s name or pledged as collateral for a loan; and
4.	Securities owned by a corporation, trust, partnership or other entity which the Supervised Person controls, either directly or indirectly, or which is under the Supervised Person’s common control.

Business Contacts means other investment advisers and asset managers; brokers and securities salespersons; law firms; accounting firms; suppliers and vendors; and any other individual or organization with whom 12th Street has or is considering a business or other relationship, including members of the press and trade organizations. For purposes of this Code, multiple individuals employed by the same entity shall be considered a single business contact.

Client means any individual or entity for whom 12th Street serves as investment adviser, including arrangements in which the Firm enters into an investment management agreement with the account holder, or model-provider arrangements through which the Firm provides advice to the registered investment adviser/platform sponsor.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Federal Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, Title V of GLBA, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act of 1970, as amended, as it applies to investment advisers, and any rules adopted by the SEC or the U.S. Department of the Treasury.

Gift includes the giving and receiving of gratuities, merchandise and the enjoyment or use of property or facilities for weekends, vacations, trips, dinners and the like, and may include transportation and lodging costs.

GLBA means the Gramm-Leach-Bliley Act.

Immediate Family means any of the following relationships sharing the same household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, as well as minor children not sharing the same household (e.g., boarding school) or dependents not sharing the same household but over which a Supervised Person maintains beneficial ownership.

Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

Investment Company Act means the Investment Company Act of 1940, as amended.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Regulation D (Rules 504, 505 or 506). Securities issued by any private collective investment vehicle, commonly referred to as a hedge fund, are included within this term.

Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest includes:

1.	Securities held by a member of a Supervised Person’s immediate family. Supervised Person’s may request that a member of his or her immediate family be excluded from the reach of the Code by contacting the CCO and demonstrating why it would be appropriate.
2.	A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership.
3.	A person’s right to dividends that are separated or separable from the securities.
4.	A trustee’s pecuniary interest in securities holdings of a trust and any pecuniary interest of any immediate family member of such trustee (such pecuniary interest being to the extent of the beneficiary’s pro rata interest in the trust).
5.	A beneficiary of a trust if:
a.	The beneficiary shares investment control with the trustee (such pecuniary interest being to the extent of the beneficiary’s pro rata interest in the trust); or
b.	The beneficiary has investment control with respect to a trust transaction without consultation with the trustee.
6.	Remainder interests do not create a pecuniary interest unless the person with such interest has the power, directly or indirectly, to exercise or share investment control over the trust.
7.	A settlor or grantor of a trust if such person reserves the right to revoke the trust without the consent of another person, unless the settlor or grantor does not exercise or share investment control over the securities. A shareholder will not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

Reportable Security means any security reportable under this Code, and generally will include all securities, but for purposes of this Code will not include:

1.	Direct obligations of the U.S government;
2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market mutual funds;
4.	Shares issued by unaffiliated open-end mutual funds; and
5.	Shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds.

Exchange Traded Funds (“ETFs”) are treated as reportable securities.

Restricted List means the list of securities in which trading by Supervised Persons is prohibited, and also includes options or derivatives on such securities.

SEC means the United States Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Security generally will have the meaning set forth in Section 202(a)(18) of the Advisers Act, and includes:

1.	Any note, stock, treasury stock, security future, bond, debenture or evidence of indebtedness;
2.	Any certificate of interest or participation in any profit-sharing agreement;
3.	Any collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a security;
4.	Any fractional undivided interest in oil, gas or other mineral rights;
5.	Any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities);

6.	Any put, call straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or
7.	In general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Person means any partner, officer, director, manager or employee (other than employees with a purely clerical, administrative or support function, as determined by the CCO and notified to such employee in writing in advance) of, or other person occupying a similar status or performing similar functions for, the Firm, or any other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

III.	STANDARDS OF BUSINESS CONDUCT

12th Street seeks to foster a reputation for integrity and professionalism. The Firm views its reputation as a vital business asset and values the trust placed in it by its clients. 12th Street has adopted this Code to further protect its reputation and to ensure compliance with state and federal securities laws, as well as to meet the fiduciary duty owed to its clients. As a fiduciary, the Firm has an affirmative duty of care, honesty, loyalty and good faith to act in the best interests of its clients. 12th Street views its clients’ interests as of paramount importance and believes that its clients’ interests come before 12th Street’s personal interests. The Firm also strives to identify and avoid conflicts of interest, however such conflicts may arise. All questions or comments regarding this Code should be directed to the CCO.

All Supervised Persons must comply with this Code, as well as with all applicable securities laws. Supervised Persons must not, directly or indirectly:

•	Employ any device, scheme or artifice to defraud a client or prospective client;
•	Make to a client or prospective client any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•	Engage in any act, practice or course of conduct that is fraudulent, deceptive or manipulative, including the making of statements that omit material facts;
•	Knowingly buy or sell a security requiring pre-approval unless the transaction is pre-approved by the CCO or his designee;
•	Use his or her position, or any investment opportunities presented by virtue of his or her position, to personal advantage or to the detriment of a client or prospective client;

•	Trade mutual fund shares after the close of trading (i.e., participate in “late trading”);
•	Engage in “market timing” transactions involving mutual fund shares (i.e., attempt to gain short term profits from buying and selling mutual funds to benefit from the difference between the daily closing prices); or
•	Enter an order or make an investment that anticipates (i.e., front runs) or competes with a fund order or investment.
IV.	PERSONAL TRADING REQUIREMENTS

Supervised Persons are required to strictly comply with the Firm’s policies and procedures regarding personal securities transactions, as set forth below.

A.	Pre-Clearance

Supervised Persons must obtain written or emailed pre-approval prior to making a purchase or sale of a security. In addition to over the counter securities, Supervised Persons must obtain written or emailed pre-approval for purchases or sales of ETFs, shares of any 12th Street fund, IPOs and limited offerings. Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours.

B.	Blackout Periods

The CCO, in making pre-approval determinations, generally shall apply a two-day blackout period for securities held by or recommended for any 12th Street portfolio, fund or client. The two days will begin on the date a security is recommended or purchased for any portfolio, fund or client and ending two calendar days after such recommendation or purchase is made. The CCO may, in his discretion, make exceptions to this blackout period. Exceptions may include situations in which 12th Street has fully exited a position or where individual account maintenance trading has taken place without a change in recommendation for all accounts.

C.	Holding Period

Supervised Persons are generally required to hold investments in any 12th Street fund for no fewer than 30 days, unless the purchase or sale of such security or interest is made pursuant to an approved Automatic Investment Plan.

V.	REPORTING OF PERSONAL SECURITIES TRANSACTIONS

A.	Initial and Annual Personal Holdings Report

Within 10 days of becoming a Supervised Person and at least annually thereafter, every 12th Street Supervised Person must submit a report of all covered securities that reflects securities holdings as of a date not more than 45 days prior to the date the report was submitted. The holdings report, attached as Exhibit A, may include:

1.	The date of the transaction, the title and exchange ticker symbol (or CUSIP number) and type of covered security, the number of shares and principal amount (if applicable) of each covered security in which the Supervised Person has any direct or indirect beneficial ownership. Monthly or quarterly statements will satisfy this requirement;

2.	The name of the broker, dealer or bank with which the Supervised Person maintains an account in which any covered securities are held for the Supervised Person’s direct or indirect benefit (note even those accounts which hold only non-covered or non-reportable securities must be included); and

3.	The date the report is submitted.

B.	List of Brokerage Accounts; Duplicate Confirmations and Brokerage Account Statements

Within 30 days of receipt of a copy of this Code, each Supervised Person shall be required to identify to the CCO all brokerage accounts in which the Supervised Person has a beneficial interest. Supervised Persons will forward directly to the CCO monthly brokerage account statements and the CCO will review these brokerage accounts statements on a quarterly basis to make sure no that improper trading occurred.

Each Supervised Person must advise the CCO of his or her intent to open, and receive authorization prior to opening, any new brokerage account over which the Supervised Person maintains beneficial ownership.

C.	Quarterly Transaction Reports

As long as Supervised Persons have their monthly or quarterly brokerage account statements submitted directly to the CCO, they will not be required to submit a Quarterly Transaction Report listing their securities purchases and sales from the prior quarter.

D.	Monitoring of Personal Transactions

The CCO is responsible for reviewing personal trading transactions in covered securities by Supervised Persons. On a quarterly basis, the CCO (or his designee) will review Supervised Persons’ brokerage account statements and compare trades contained in the statements to the Restricted List.

E.	Confidentiality of Reporting Under Code of Ethics

The CCO and other designated compliance personnel receiving reports of Supervised Persons’ holdings and transactions under this Code will keep such reports confidential, except to the extent that the CCO and designated compliance personnel are required to disclose the contents of such reports to regulators.

VI.	INSIDER TRADING

A.	Insider Trading Policy Statement

12th Street seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. To further that goal, this Code implements procedures to deter misuse of material nonpublic information in securities transactions. Accordingly, 12th Street forbids Supervised Persons and members of their immediate family from trading, either personally or on behalf of others, while in possession of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is referred to as insider trading, and the policy prohibiting insider trading applies to every 12th Street Supervised Person and extends to activities within and outside their duties at the Firm.

Trading securities while in possession of material nonpublic information or improperly communicating that information to others may expose a Supervised Person to stringent penalties. The SEC can recover profits gained or losses avoided through trading on inside information, they can impose a penalty of up to three times the illicit windfall, and they can issue an order barring a Supervised Person from the securities industry. A Supervised Person may also be sued by investors seeking to recover damages for insider trading violations.

B.	What is Insider Trading?

The term insider trading is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities, whether or not one is an insider, or to the communication of material nonpublic information to others. The law generally prohibits:

1.	Trading by an insider while in possession of material nonpublic information;

2.	Trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3.	Communicating material nonpublic information to others.

C.	Who is an Insider?

The concept of insider is broad. It includes officers, directors, managers and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others: a company’s attorneys; accountants; consultants; bank lending officers; and the employees of such organizations. Sitting on the board of an issuer could cause 12th Street Supervised Persons to be deemed temporary insiders of the company of the board on which the Supervised Person sits. In addition, the Firm may become a temporary insider of a company that it advises, for which it performs other services, or in which it is considering an investment or acquisition.

D.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Material information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. Supervised Persons should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations. The SEC has stated that advance information about the following is generally considered to be material:

•	Earnings information;

•	Mergers, acquisitions, tender offers, or developments regarding customers or suppliers (i.e., the acquisition or loss of a contract);

•	Changes in control or in management;

•	Changes in auditors, or auditor notification that the issuer may no longer rely on an auditor’s audit report;

•	Events regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities); and

•	Bankruptcies or receiverships.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

E.	What is Nonpublic Information?

Information is nonpublic until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones tape, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

F.	What are the Penalties for Insider Trading?

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	Civil injunctions;

•	Treble damages;

•	Disgorgement of profits;

•	Jail sentences;

In addition to the above, violations of 12th Street’s insider trading policy can also result in internal discipline, including dismissal of the person or persons involved.

VII.	Procedures Designed to Detect and Prevent Insider Trading

During the course of their employment, 12th Street Supervised Persons may come into possession of material nonpublic information about various companies. The following procedures are designed to help ensure that the Firm complies with the prohibition on insider trading by limiting the use and restricting the disclosure of material nonpublic information to persons within or outside the 12th Street organization who are in a position to trade on the basis of such information or to transmit it to others. These procedures are also designed to aid 12th Street in preventing, detecting or imposing sanctions against insider trading. Every 12th Street Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. Any questions about these procedures should be directed to the CCO.

A.	Identifying Insider Information

Before trading securities, a Supervised Person should ask him or herself the following questions regarding information in his or her possession:

1.	What was the source of the information? Consider carefully whether the information was obtained from any insiders, including any temporary insiders.

2.	What is the nature of the information? Does it involve a tender offer?

3.	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the security if generally disclosed?

4.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation? Has the information been effectively communicated to the marketplace by being filed with the SEC or the subject of an issuer press release?

If, after consideration of the above, any 12th Street Supervised Person believes that the information is material and nonpublic, or if a Supervised Person has questions as to whether the information is material and nonpublic, he or she should take the following steps:

1.	Report the information and proposed trade immediately to the CCO;

2.	Refrain from any purchase or sale of such security in question on behalf of not only the Supervise Person, but also of others, including family members; and

3.	Do not further communicate the information inside or outside 12th Street other than to the CCO.

After the CCO has reviewed the issue, the Supervised Person will be instructed to either continue the prohibitions against trading and communication because the CCO has determined that the information is material and nonpublic (in which case the security will be added to the Restricted List), or he or she will be allowed to trade the security and communicate the information.

B.	Restricted Access to Material Nonpublic Information

Information in a Supervised Person’s possession that is identified as material and nonpublic may not be communicated to anyone outside of 12th Street and should only be communicated within 12th Street to those personnel who have a reasonable business need to know such information and understand that such information is governed by this Policy. In addition, care should be taken so that such information is secure.

C.	Rumor Control

12th Street strictly prohibits the use or misuse of false rumors. Supervised Persons should be aware that all company emails may be monitored for inappropriate or illegal communications, including the creation or dissemination of false market or securities related rumors.

D.	Restricted List

12th Street will maintain an active Restricted List. The Restricted List includes securities about which the Firm or its Supervised Persons may have material nonpublic information and any options or derivatives on such securities. The securities of any company included on the Restricted List generally may not be purchased or sold by any Supervised Person. Trading approval from the CCO is rare in situations when a security has been placed on the Restricted List.

VIII.	POLICY ON OUTSIDE BUSINESS ACTIVITIES

Supervised Persons must have written or emailed pre-approval from the CCO to engage in operating business activities outside the scope of 12th Street.

IX.	POLICY ON GIFTS AND ENTERTAINING

A.	General Policy

Supervised Persons should be sensitive to potential conflicts of interests when giving or receiving gifts or in entertaining business clients. 12th Street Supervised Persons and members of their immediate families should not accept from, nor give to, an individual or organization with whom the Firm has a current or potential business relationship gifts, gratuities or other items of value which might in any way create a conflict of interest, violate applicable laws or which would be likely to influence decisions made by 12th Street Supervised Persons in business transactions involving the Firm.

Occasional dinners, sporting events, concerts, or customary entertainment events and other activities which are part of a business relationship are permissible, provided that the value of the item is consistent with customary business entertainment and not likely to raise a conflict of interest, violate applicable law or which would be likely to influence decisions made by a 12th Street Supervised Person with respect to 12th Street’s business. Further, personal relationships with business contacts may lead to gifts and entertainment that are offered on a friendship basis and are perfectly proper.

B.	Giving and Accepting Gifts

12th Street Supervised Persons should use good judgment to avoid any gifts that place the Firm in a difficult, embarrassing or conflict situation. Supervised Persons may give gifts to and receive gifts from business contacts provided that the aggregate value of all such gifts does not exceed $500.00 in any calendar year. All gifts in excess of $500.00 should be approved by the CCO prior to giving, and all gifts in excess of $500.00 should be reported to the CCO after receipt. Gifts that are of nominal value (i.e., under $500.00) do not need to be reported, nor do gifts that are a normal part of a business relationship. Supervised Persons should not accept tickets or other gifts from a business contact that occur on a regular or on-going basis, nor should a Supervised Person accept a gift from a business contact in the form of cash or cash equivalents.

Any questions about the propriety of giving or accepting a gift should be directed to the CCO.

C. Entertainment

Business entertainment includes any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, including entertainment offered in connection with an educational event or business conference. Incidental transportation offered in connection with business entertainment may also be considered business entertainment.

Any questions about the propriety of business entertainment should be directed to the CCO.

X.	ADMINISTRATION OF THE CODE OF ETHICS

The Firm will provide all 12th Street Supervised Persons with a copy of this Code and with any amendments. Each Supervised Person must provide the CCO or his designee with a written acknowledgement of his or her receipt of the Code and any amendments. Each Supervised Person must report violations of this Code promptly to the CCO.

Additionally, the CCO or his designee will review the brokerage account statements of all Supervised Persons on a quarterly basis in order to detect possible insider trading violations.

The CCO may, under circumstances that he deems appropriate and not opposed to the interests of the Firm’s clients, create exceptions to requirements under this Code that are not expressly mandated under the federal securities laws.

XI.	CODE VIOLATIONS AND SANCTIONS

Strict compliance with the rules in this Code is required. Supervised Persons should seek advice from the CCO whenever uncertainty exists about their obligations under this Code.

Supervised Persons should report any violation or suspected violation of this Code promptly to the CCO. The CCO will investigate all reported violations or potential violations and make a recommendation as to his findings.

Sanctions for violations of this Code may include, but are not limited to: a letter of censure or suspension; a verbal warning or censure; disgorgement; and/or termination of employment. Violations of this Code could also result in criminal penalties, civil liabilities, or both.

XII.	RECORDKEEPING AND REVIEW

The Firm will retain records relevant to this Code for a period of five years following the end of the fiscal year during which the last entry was made on such record, the first two years in an easily accessible location. In particular, the CCO will maintain the following records:

•	A copy of the current Code as well as copies of Codes that were in effect at any time within the past five years;

•	Records of violations of the Code, including records of the actions taken subsequent to such violations;

•	Signed acknowledgements from each person who is currently, or was at some point during the past five years, subject to the Code. This acknowledgement will represent an obligation to adhere to the standards and provisions set forth in the Code;

•	A record of the names of all persons who were Supervised Persons at any time within the past five years;

•	A record of each transaction and holding report made by a Supervised Person, and, if applicable, all brokerage account statements received by the Firm for a Supervised Person;

•	Pre-clearance authorizations with respect to specified securities transactions of Supervised Persons; and

•	A log of all gifts, entertainment and political contributions.

The CCO will review this Code and its operation annually, and may make any amendments as a result of that review. The CCO also may make material amendments to the Code at any time during the calendar year. Any amendments or modifications to the Code will be promptly distributed or otherwise communicated to all 12th Street Supervised Persons.

Exhibit A

Securities Holding Report

12th Asset Management Company

Brokerage Accounts: Please list all accounts over which you or a household member has a beneficial ownership.

Employee Name	Account Type	Brokerage Firm	Account Number

Holdings: Annual holdings report from brokerage accounts may be attached to this report in lieu of filling out the information below.

Ticker/CUSIP	Security	Shares	Principal Amount	Brokerage Firm	Account Number

ACKNOWLEDGEMENT OF

CODE OF ETHICS AND SECURITIES TRADING POLICY

I hereby acknowledge receipt of the 12th Street Asset Management Company, LLC Code of Ethics and Securities Trading Policy and confirm that I have read and understand it and agree to abide by the policy.

______________________

Your Name (Please Print)

______________________

Your Signature

______________________

Date